Exhibit 10.11

Tom Farrell

President & Chief Executive Officer

December 6, 2011

Ken Moseley, J.D.

7913 Brightman Lane

Austin, TX 78733

Dear Ken:

It is my pleasure to extend the following offer of employment to you on behalf of Bellicum Pharmaceuticals, Inc. (the “Company”).

Title: Vice President of Intellectual Property & Legal Affairs; and Corporate Secretary

The position will report to the CEO, and will be based in Austin, with travel to the Company’s premises in Houston, Texas for a minimum of two working days per month.

The Job Description for this position is attached. Please keep in mind that the job description may change as the organization changes and grows. Furthermore, your title and reporting relationship may change from time to time.

Your base salary, at 50% Full Time Equivalency for a 2.5 day work week, will be paid in twice-monthly installments of $3,750.00, which is equivalent to $90,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or agreements with the Company.

You must sign the Company’s standard non-compete and intellectual property agreements prior to your start date.

As a part time employee you will generally not be entitled to participate in the Company’s employee benefit plans and programs.

Normal and reasonable expenses, in the Company’s sole discretion, will be reimbursed on a monthly basis per Company policy and upon completion of the appropriate expense request form.

Provided that you successfully complete the Company’s standard pre-employment requirements, your start date with the Company will be December 12, 2011. Your employment with Bellicum Pharmaceuticals, Inc. is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. Nothing will alter the at-will nature of this

6400 Fannin Street, Suite 2300	(713) 341-6472
Houston, TX 77030	www.bellicum.com

employment relationship other than a written agreement signed by you and an authorized officer of the Company that expressly agrees to modify the at-will relationship. Nothing in this letter should be construed as a guaranty of any term of employment.

If you are in agreement with the above offer, please sign below. You acknowledge that this letter contains all of the terms and conditions of employment that you will use to make your decision and that you have not relied on any other agreements, assurances, representations or promises as the basis for your decision to accept the job as offered. This offer is in effect until December 9, 2011.

Signatures:

/s/ Thomas J. Farrell	December 6, 2011
Thomas J. Farrell, President & CEO Bellicum Pharmaceuticals, Inc.	Date

/s/ Ken Moseley	December 8, 2011
Ken Moseley, J.D.	Date